Exhibit 99.1

National & Retail Trades and First Call

For release: March 3, 2005 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS FEBRUARY COMPARABLE SALES

INCREASE OF 6.1 PERCENT

MENOMONEE FALLS, WI, -- (Business Wire) – March 3, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended February 26, 2005 increased 20.4 percent over the four-week period ended February 28, 2004. On a comparable store basis, sales increased 6.1 percent.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	February 26,	February 28,	All	Comp
	2005	2004	Stores	Stores

February	$ 712.7	$ 592.2	20.4%	6.1%

On February 26, 2005, the Company operated 637 stores in 40 states, compared with 542 stores in 36 states at the same time last year.

The Company celebrates the grand opening of 15 new stores today, including four stores in the Southwest region, three stores each in the Mid-Atlantic, South Central and Southeast regions and two stores in the Midwest region. In April, the Company plans to open 17 additional stores, including three new stores in the Buffalo, New York market. Additionally, the Company will open one store in May.

The Company expects to open the balance of its planned 95 stores for 2005 in the third fiscal quarter. New markets include Orlando and Jacksonville, Florida.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Merrill Lynch Conference

Kevin Mansell, Kohl’s President, will be speaking at the Merrill Lynch Global Retail Leaders Conference in New York City on March 23, 2005, at the Pierre Hotel at 8:40 AM (EST).  The presentation will be Web cast live (audio only) over the Internet via the Merrill Lynch Web site or through the Company’s Web site located at www.kohls.com (see “Company News”).  For those who cannot listen to the live broadcast, a seven-day replay will be available shortly after the call.  To access the replay, simply visit the link above.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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